Exhibit 21.1






                         Subsidiaries of the Registrant


              Seatron Limited                  --       (United Kingdom)

              Premier (United Kingdom) Limited --       (United Kingdom)

              RMS Titanic (UK) Limited         --       (United Kingdom)

              RMS Titanic, Inc.                --       (Florida)